Exhibit 10.29

Addendum #1 to the Strategic Alliance Agreement (SAA)
SAP/Commerce One Agreement in relation to the corProcure transaction

Dated: 29 September, 2000

This document and the two letters attached hereto is a supplementary agreement (Supplementary Agreement) representing the key commercial terms agreed between Commerce One, Inc. (C1) and SAP AG /and SAPMarkets, Inc. (together SAP) and SAP Australia Pty Limited (SAP Australia) solely for the purpose of enabling SAP Australia to perform its obligations under a proposed agreement between SAP Australia and corProcure Pty Limited (corProcure Agreement). In the event of any inconsistency between the terms o this Supplementary Agreement and the SAA for the purpose of the corProcure Agreement, this document shall prevail. Additional terms are included in a Tripartite Agreement with corProcure to which both SAP Australia and C1 are parties. It is the intention of the parties that the Tripartite Agreement and the SAA (as varied by the Supplementary Agreement) are to be read concurrently and each agreement is to be given full force and effect.

Commerce One, SAP Australia and SAP agree to the terms set out in this document.

  corProcure

  1.1 There are 14 founding shareholders in corProcure. PricewaterhouseCoopers will become a 5% equity partner in corProcure. The Founding Shareholders are:

corProcure Founding Shareholders Name	ACN/ABN
Amcor Limited	000 017 372
AMP Limited	84 079 354 519
Australian Postal Corporation	A body corporate incorporated under the Australian Postal Corporation Act 1989
Australia and New Zealand Banking Group Limited	11 005 357 522
The Broken Hill Proprietary Company Limited	004 028 077
Coca-Cola Amatil Limited	004 139 397
Coles Myer Ltd.	11 004 089 936
Foster's Brewing Group Limited	007 620 886
Goodman Field Limited	000 003 958
Orica Limited	69 004 145 868
Pacific Dunlop Limited	004 085 330
Qantas Airways Limited	009 661 901
Telstra Corporation Limited	051 775 556
Wesfarmers Limited	008 984 049

  Pricing

  2.1 The license fees payable to SAP Australia for the initial order of software will be for a total of AUD $8.54m, which is comprised of the AUD $6m referred to in clause 2.2 and the AUD $2.5m referred to in clause 2.3(a). These will be paid to SAP Australia in 3 installments and the relevant payment dates are 30 September 2000, 30 November 2000 and 15 December 2000.

  2.2 A marketplace 'bundle' (collectively called the "Marketplace Software") for a license fee of AUD $6m made up of:

    MarketSite, (note: SAP Australia will initially license MarketSite to corProcure not MarketSET and MarketSET may thereafter be provided to corProcure where this is part of a new release of the software delivered to corProcure by SAP and/or SAP Australia).
    Auction Software
    iMerge and
    Content factory (now Content Refinery)
    One Hosted BuySite
    SAP APO and SAP BW for use on MarketSite (included at no additional license fee charge to corProcure)

  2.3 C1 Buyer Software (Buyer Software).

    corProcure will license 5 Enterprise BuySite licenses for AUD $2.5m as part of initial order
    Enterprise BuySite and Hosted BuySite for a license fee of AUD $500k each (these may be independently licensed and are not part of the 'initial bundle')

  2.4 Net Market Maker Solution.

    Net Market Maker Solution (comprises MarketSite Builder and a Hosted BuySite only) for a license fee of AUD $500k per license. This license fee is valid to 30 September 2001. The NetMarket Maker Solution may be independently licensed and is not part of the 'initial bundle.'
    A revenue share of 6% of the Net Market Maker Solution's entity's gross revenue will apply to all Net Market Maker Solutions sold under this agreement for a five year period (less any credits or returns which the licensee may ultimately charge to or deduct from revenue). At the end of the 5 year period, the parties will negotiate the percentage of gross revenue that will be payable in respect of Net Market Maker Solution.

  2.5 SAP Software.

    SAP Australia will provide a 65 named user license for mySAP.com for use by corProcure as their internal 'ERP' system.

  Commercial Terms

  3.1 Except as provided below, all revenues received pursuant to the corProcure Agreement are to be split 50/50 between SAP and C1. This includes license fees, annual maintenance (less any rebates payable to corProcure pursuant to clause 3.4 and any commission payable pursuant to clause 3.9) and revenue share under the corProcure Agreement or related agreements with corProcure including all revenue share associated with Net Market Maker Solution verticals connected to corProcure.

  3.2 Professional service fees will be paid to the organization who executes the work, through initially all services will be contracted to SAP Australia (SAP Australia will not charge a premium on top of the C1 rates).

  3.3 Maintenance for the Marketplace Software is calculated at 12% of the total fee of AUD $6m.

  3.4 Maintenance on the Buyer Software (Enterprise BuySite, Hosted BuySite, Net Market Maker Solution) is 18% of the applicable license fee for each year Maintenance is provided. Of this SAP Australia will rebate 8% to corProcure if corProcure or any other licensee conducts level 1 and 2 support in respect of the software.

  3.5 Maintenance services and response times have been agreed to as per the standard SAP Australia license government. C1 agrees that the local C1 regional support centre will actually deliver the service for the C1 software in accordance with SAP Australia's standard response times. Maintenance will also include on site attendance, where necessary in order to perform the maintenance obligations as set out in SAP Australia's standard agreement.

  3.6 C1 will maintain all C1 software as initially provided to corProcure by SAP Australia at least at the same level of integration and functionality as accepted so as to ensure full interoperability of all components of such software for the period that maintenance is provided.

  3.7 SAP has agreed with corProcure that if a licensee is granted a license to use mySAP.com Software, the licensee will also be automatically granted a license to use the C1 BuySite Enterprise Edition Software at no additional cost on the terms of the relevant mySAP.com Software license that the licensee enters into, in particular in relation to the number of users covered by the license.

  If a Licensee wishes to use C1 BuySite Enterprise Solution Software and is upgrading to a mySAP.com license then the mySAP.com license shall be increased by an amount of A $500,000 (to cover the cost of the Enterprise BuySite) of which a total of AUD $250,000 will be remitted to C1.

  3.8 C1's liability to SAP and SAP Australia in respect of its indemnity for injury to persons or damage to tangible property (excluding loss of data) is unlimited.

  3.9 SAP Australia and corProcure have agreed to negotiate in good faith an agreement whereby a revenue share of 10% will be paid on all transactions that occur between the mySAP.com Marketplace powered by Telstra (MPT), which is the local SAP marketplace that has been set up by SAP Australia/Telstra, and its interoperation with the corProcure marketplace. C1 will share in the SAP Australia portion of this revenue share.

  3.10 SAP Australia and corProcure have also agreed to negotiate in good faith an agreement whereby SAP pays a commission raging from 0% to 10% depending on the circumstances to corProcure where corProcure is actively involved in creating new revenue for SAP Australia arising from sales of software providing connectivity to the corProcure marketplace. C1 will share in the SAP Australia portion of this revenue that is payable to corProcure.

  3.11 Included in the corProcure Agreement is a statement that SAP Australia and corProcure will look at future value adding arrangements and that corProcure will provide a revenue share to SAP Australia where there is value added to the corProcure venture. C1 will be entitled to share in any such revenue received by SAP Australia.

  3.12 SAP Australia will allow corProcure to incorporate the APO and Business Warehouse components of mySAP.com into the MarketSite bundle at no additional charge.

  3.13 In the event any payments under this Supplementary Agreement are deemed to be a royalty and SAP is required to withhold any amount towards payment of tax on C1's income (withholding tax) SAP may offset such withholding taxes against any amounts payable to C1 pursuant to this Supplementary Agreement.

  Software Rights and Usage

  4.1 Marketplace Software.

    The MarketSite Software will be located on equipment outside Australia and New Zealand until August 2001. After this time, the MarketSite software may be moved to Australia or New Zealand.
    Components of the Marketplace Software other than the MarketSite software may be installed in Australia or in the same location as the MarketSite software.
    End users and suppliers may access the Marketplace Software in relation to the electronic supply and procurement of products and services.

  4.2 Buyer Software.

    The 5 initial instances of the Buyer Software will be licensed to corProcure or a wholly owned subsidiary.
    corProcure may novate the 5 initial Buyer Software licenses to the Founding Shareholders, entities in which one or more Founding Shareholders or corProcure have an equity interest ("Nominees"), wholly owned subsidiaries of Founding Shareholders or Nominees or PricewaterhouseCoopers (other than Hosted BuySite) on terms which are substantially similar to the terms of the license granted to corProcure.
    Thereafter corProcure, Founding Shareholders, Nominees or their wholly owned subsidiaries as well as PwC (other than Hosted BuySite) may license the Buyer Software directly from SAP Australia on an ongoing basis on terms which are substantially similar to the terms of the license granted to corProcure.
    Where the licensee of the Buyer Software is corProcure or a Founding Shareholder, their Affiliates shall also be entitled to use the Buyer Software. "Affiliate" has the meaning given in the corProcure Agreement.
    The Buyer software must operate on equipment located in Australia.

  4.3 NetMarket Maker Software.

    The NetMarket Maker Software may be licensed to corProcure, Founding Shareholders, Nominees or their wholly owned subsidiaries directly from SAP Australia on an ongoing basis on terms which are substantially similar to the terms of the license granted to corProcure.
    End users and suppliers may access the Marketplace Software in relation to the electronic supply and procurement of products and services.
    A change in control of a licensee does not affect its rights to use the NetMarket Maker software.
    The Net Market Maker software must operate on equipment located in Australia.

  4.4 A licensee will be provided with APIs in relation to the Commerce One software.

  4.5 C1 will ensure that its logos only appear on the home page(s) of the software in a form substantially similar (including as to size and spacing) as have been provided to corProcure.

  4.6 Where usage reports in respect of the software are delivered to an independent auditor in order to determine revenue sharing entitlements, C1 will share in the costs payable by SAP Australia in respect of such independent auditor.

  Indemnity

  5.1 C1 warrants to SAP and SAP Australia that the licensing by SAP Australia of the MarketSite software (under the corProcure Agreement) to enable corProcure to use the MarketSite Software to operate corProcure's business:

    On equipment outside Japan, Germany, all countries in the Americas (excluding USA and Canada), Australia and New Zealand; or
    Otherwise than for the purpose of setting up a branded MarketSite specifically targeted for the provision of goods and services purchased by a healthcare provider), does not infringe the rights of any party.

  5.2 C1 will indemnify SAP and SAP Australia against all direct losses incurred by SAP and SAP Australia which are caused by a breach of the above warranty. SAP and SAP Australia must take all reasonable steps to mitigate any losses for which this indemnity is sought. Direct losses mean those losses incurred by SAP or SAP Australia in respect to claims made against them by corProcure or persons claiming that the licensing of MarketSite Software under the corProcure Agreement infringes on their rights. There is no cap on liability in respect of a breach of the warranty by C1. SAP or SAP Australia, as the case may be: (i) agrees to promptly notify C1 upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Supplementary Agreement; (ii) shall permit C1 to have the sole right to control the defense of any such claim; (iii) agrees to provide reasonable assistance to C1 at C1's expense, in defense of the same; (iv) will not enter into any settlement agreement or otherwise settle any such claim without C1's express prior consent or request; (v) may, at its own expense, participate in the defense of any such claim or action.

  5.3 Except as provided under the SAA, warranties, conditions, promises or statements either expressed or implied, statutory, collateral or otherwise, whether relating to the products or services C1 perform or supply are expressly excluded to the extent permitted by law.

  5.4 Without limiting the scope of the specific indemnity in clause 5.2, neither party shall be liable to the other in contract or in tort, for, or in respect of, loss of date, any indirect loss or for loss of profits expected to be derived from this Supplementary Agreement or arising out of the use of the Software.

  Professional Services

    6.1 All professional services will be contracted through SAP Australia. SAP Australia will not put a priming fee on the C1 rates.

    6.2 A special rate for 1,000 days has been agreed. The special rate that has been agreed is as follows:

Position	Base Rate	Ad Hoc Rate	Planned Rate
Developer	$ 800	$ 720	$ 600
Experienced Developer	$ 1400	$ 1260	$ 1050
E-commerce Consultant	$ 1600	$ 1440	$ 1200
Expert E-commerce Consultant	$ 2000	$ 1800	$ 1500
Project Manager	$ 2400	$ 2160	$ 1800
Director of Professional Services	$ 3200	$ 2880	$ 2400

    6.3 The professional services will be provided at the Ad Hoc Rate for the first five years, unless, within the first 1,000 person days of the services, the relevant licensee provides SAP Australia with at least one month's notice in advance of services required to be provided and such services require a minimum of 5 consecutive days service from the relevant position, in which case the Planned Rate shall apply. In the first five years, fees can be increased by CPI or appropriate industry standard increases as agreed by SAP Australia and corProcure.

    6.4 Fees beyond the 1,000 days will be at C1 VSOE List (Vendor Specific Objective Evidence) less 25% (which will not require any carve out).

    6.5 Agreed rates are based on the use of local Australian resources and no US based consultants on an ongoing basis.

  [Signature Page to Follow]

  Signed for and on behalf of Commerce One, Inc by

  /s/ Peter Pervere _____________           Peter Pervere ________________

  Signed for and on behalf of SAP AG by

  /s/ Henning Kagermann _______________           /s/ Michael Junge__________________

  Signed for and on behalf of SAPMarkets, Inc by

  /s/ Mayur Shah______________           ________________________

  Signed for and on behalf of SAP Australia Pty Limited by

  /s/ Illegible______________           ________________________